Exhibit 99.1
Plexus Announces Q3 Revenue of $456 Million and EPS of $0.41
Initiates Q4 Revenue Guidance of $470 — $490 Million
NEENAH, WI, July 24, 2008 — Plexus Corp. (Nasdaq: PLXS) today announced:
•	Q3 Fiscal 2008 Results: Revenue for the fiscal 3rd quarter ended June 28, 2008 was $456 million with diluted GAAP EPS of $0.41, including $0.03 per share of stock-based compensation expense.

•	Q4 Fiscal 2008 Guidance: The Company established fiscal 4th quarter revenue guidance of $470 to $490 million with EPS, excluding any restructuring charges, in the range of $0.42 to $0.46, including approximately $0.05 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “We are very pleased with our 3rd quarter results, with return on invested capital (ROIC) for the quarter of 21%, revenue of $456 million, exceeding our guidance, and EPS of $0.41 at the top end of our guidance range. Sequentially strong performance in our Wireline/Networking and Medical sectors offset a modest decline in our Industrial/Commercial sector and an anticipated $26 million reduction in revenue from our large un-named defense program. Excluding this defense program, revenue grew by a healthy 7.3% sequentially in Q3. We are establishing Q4 revenue guidance of $470 to $490 million. This implies a very strong finish to fiscal 2008, with full-year revenue growth above 19% at the mid-point of the guidance range.”
“We are mindful of concerns about the economy and potential impacts on our customers and their end-market demand” Foate continued, “which could impact our ability to achieve our fourth quarter and full year targets and could affect our outlook for fiscal 2009. Despite those concerns, we are pleased by the strong overall performance projected for fiscal 2008.”
Ginger Jones, Chief Financial Officer, added “Our gross and operating margins were 10.7% and 4.9%, respectively, for the third quarter, a strong result and consistent with our 20-10-5 financial model (20% ROIC target, 10% gross margin target and 5% operating margin target).”
“We are also pleased to announce that our $200 million share repurchase plan was completed at an average price of $26.87.” Jones continued, “The $100 million accelerated share repurchase program was completed in April 2008, resulting in the repurchase of 3.8 million shares at an average price of $26.51. The remaining $100 million open market share repurchase was completed earlier this month and resulted in the repurchase of 3.7 million shares at an average price of $27.25. These repurchases successfully complete the financial recapitalization that was announced on February 25, 2008; we believe that the combination of a moderate amount of debt and returning excess cash to shareholders through the share repurchase program positions us to create significant shareholder value.”

Foate concluded, “Our continued strategic focus is to be the best EMS company in the world at serving customers with products in the mid- to low-volume, higher-mix segment of the market. We expect to continue to make prudent investments to service our customers, such as: the modest expansions previously announced in North America, ongoing strategies to add additional footprint in China and our desire to establish our first regional presence in Central/Eastern Europe. While we expand, we are carefully evaluating the value proposition and long-term viability of each of our United States manufacturing locations to ensure we optimize capacity to deliver intelligent, profitable growth that generates ROIC in excess of our weighted average cost of capital.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. We also provide comparisons excluding our large un-named defense program to facilitate understanding of trends in the balance of our business, due to the episodic nature of orders for that program. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including ROIC, are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q2 — F08		Q3 — F08
Wireline/Networking	$193 M	43%	$215 M	47%
Wireless Infrastructure	$42 M	9%	$41 M	9%
Medical	$92 M	20%	$99 M	22%
Industrial/Commercial	$74 M	17%	$72 M	16%
Defense/Security/Aerospace *	$50 M	11%	$29 M	6%
Total Revenue	$451 M		$456 M

*	The Defense / Security / Aerospace Sector includes revenue from a large, un-named defense program of $27 million in Q2 F08 and $1 million in Q3 F08.
(continues)

FISCAL Q3 HIGHLIGHTS
•	ROIC for the third fiscal quarter was 21%. The Company defines quarterly ROIC as tax-effected operating income, divided by average capital employed over a rolling four quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods including restructuring charges we also compute adjusted ROIC excluding restructuring costs to better compare ongoing operations.

•	Cash flow provided by operations was approximately $4.6 million for the quarter.

•	Top 10 customers comprised 62% of revenue during the quarter, up 2 percentage points from the previous quarter.

•	Juniper Networks Inc., with 23% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Capital expenditures for the quarter were $14.0 million.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 — F08	Q3 — F08
Days in Accounts Receivable	46 Days	48 Days
Days in Inventory	72 Days	77 Days
Days in Accounts Payable	(58) Days	(57) Days
Annualized Cash Cycle	60 Days	68 Days
(continues)

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Friday, July 25th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 53533515 http://www.videonewswire.com/PLXS/072508/ (requires Windows Media Player)

Replay:	The call will be archived until August 1, 2008 at noon Eastern Time http://www.videonewswire.com/PLXS/072508/or via telephone replay at 800-642-1687 or 706-645-9291 PIN: 53533515
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” ”plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense market sector and the uncertainty of defense appropriations and spending; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers and maintain its current customer base; the risks of concentration of work for certain customers; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our recent and planned expansions; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of our Mexican operations and the outcome of our review of our other North American footprint; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; market reaction to the recently completed share repurchase program; the effect of general economic conditions and world events (such as increases in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended March 29, 2008).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$456,352	$379,574	$1,365,651	$1,120,584
Cost of sales	407,520	341,052	1,209,714	1,010,765

Gross profit	48,832	38,522	155,937	109,819

Operating expenses:
Selling and administrative expenses	26,350	20,169	73,965	61,087
Restructuring costs	—	—	—	932

	26,350	20,169	73,965	62,019

Operating income	22,482	18,353	81,972	47,800

Other income (expense):
Interest expense	(2,262)	(741)	(3,720)	(2,427)
Interest income	1,827	2,264	6,365	6,728
Miscellaneous income (expense)	(258)	(451)	(1,086)	(1,082)

Income before income taxes	21,789	19,425	83,531	51,019

Income tax expense	4,357	3,885	16,706	10,204

Net income	$17,432	$15,540	$66,825	$40,815

Earnings per share:
Basic	$0.42	$0.34	$1.50	$0.88

Diluted	$0.41	$0.33	$1.48	$0.87

Weighted average shares outstanding:
Basic	41,962	46,336	44,674	46,291

Diluted	42,481	46,722	45,191	46,704

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net income — GAAP	$17,432	$15,540	$66,825	$40,815

Add: Income tax expense	4,357	3,885	16,706	10,204

Income before income taxes – GAAP	21,789	19,425	83,531	51,019

Add: Restructuring costs*	—	—	—	932

Income before income taxes and excluding restructuring costs – Non-GAAP	21,789	19,425	83,531	51,951

Income tax expense – Non-GAAP	4,357	3,885	16,706	10,390

Net income – Non-GAAP	$17,432	$15,540	$66,825	$41,561

Earnings per share – Non-GAAP:
Basic	$0.42	$0.34	$1.50	$0.90

Diluted	$0.41	$0.33	$1.48	$0.89

Weighted average shares outstanding:
Basic	41,962	46,336	44,674	46,291

Diluted	42,481	46,722	45,191	46,704

* Summary of restructuring costs

Restructuring costs:
Severance costs	$—	$—	$—	$932
ROIC Calculation

	Nine Months Ended
	June 28, 2008
Operating income		$81,972
Annualized operating income		109,296
Tax rate (excluding unusual charges)	x	20%

Tax impact	-	21,859

Operating income (tax effected)		87,437

Average capital employed		$416,088

ROIC		21.0%

					Average Capital
	Sept 29, 2007	Dec 29, 2007	Mar 29, 2008	Jun 29, 2008	Employed
Equity	$573,265	$604,792	$531,164	$472,846
Plus:
Debt — current	1,720	1,815	1,581	1,638
Debt — non-current	25,082	24,681	24,456	174,132
Less:
Cash and cash equivalents	(154,109)	(158,547)	(144,165)	(206,499)
Short-term investments	(55,000)	(54,500)	—	—

	$390,958	$418,241	$413,036	$442,117	$416,088

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 28,	September 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$206,499	$154,109
Short-term investments	—	55,000
Accounts receivable	241,099	230,826
Inventories	342,309	275,854
Deferred income taxes	14,888	12,932
Prepaid expenses and other	7,421	5,434

Total current assets	812,216	734,155

Property, plant and equipment, net	171,366	159,517
Goodwill, net	7,884	8,062
Deferred income taxes	2,399	2,310
Other	15,954	12,472

Total assets	$1,009,819	$916,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,638	$1,720
Accounts payable	252,182	237,034
Customer deposits	22,267	10,381
Accrued liabilities:
Salaries and wages	40,816	23,149
Other	29,886	34,755

Total current liabilities	346,789	307,039

Long-term debt and capital lease obligations, net of current portion	174,132	25,082
Other liabilities	14,874	9,372
Deferred income taxes	1,178	1,758

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,677 and 46,402 shares issued, respectively, and 39,910 and 46,402 shares outstanding, respectively	467	464
Additional paid-in-capital	348,675	336,603
Common stock held in treasury, at cost, 6,767 shares and 0 shares, respectively	(181,025)	—
Retained earnings	292,389	224,586
Accumulated other comprehensive income	12,340	11,612

Total shareholders’ equity	472,846	573,265

Total liabilities and shareholders’ equity	$1,009,819	$916,516

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